Exhibit 10.20
                            SJW CORP.
                   LONG-TERM INCENTIVE PLAN

         Adopted by the Board of Directors: March 6, 2002
           Approved by the Shareholders: April 18, 2002
                     Amended: March 3, 2003
               Termination Date: April 17, 2012


I.  PURPOSE

    The objectives of the Long-Term Incentive Plan (the "Plan")
are to promote the success of SJW Corp. (the "Company") and its
Affiliates by:

    (a) linking incentive opportunities to the performance of the Company and its Affiliates in meeting shareholder and customer goals;

    (b)  supporting the planning and goal setting process; and

    (c) offering compensation opportunities that will assist the Company and its Affiliates in recruiting and retaining top executives and directors from both within and outside of the water utility industries.

II.  DEFINITIONS

     (a)  "Affiliate" means:

          (i) a member of a controlled group of corporations of which the Company is a member or;

         (ii) any corporation, or unincorporated trade or business in which the Company has an ownership interest of more at least 25% of the equity value of the entity and which the Board has designated as an Affiliate for purposes of the Plan.

     For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in
Section 1563(a) of the Code determined without regard to Section
1563(a)(4) and (e)(3)(C) of the Code.

     (b) "Award" means the grant of an Incentive Stock Option, Nonstatutory Stock Option, Dividend Unit, Performance Share, right to acquire Restricted Stock, stock bonus or Stock
Appreciation Right pursuant to the Plan.

    (c)  "Board" means the Board of Directors of the Company.

    (d) "Chief Executive Officer" means the chief executive officer of the Company.

    (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (f) "Committee" means a committee appointed by the Board to administer the Plan as provided in Section III(a).

    (g)  "Common Stock" means the common stock of the Company.

    (h) "Company" means SJW Corp., a California corporation, its successors and assigns.

    (i) "Disability" means the permanent and total disability of an individual as determined pursuant to Section 22(e)(3) of the Code

    (j) "Dividend Unit" means a right to receive, in accordance with the provisions of the Plan, a payment equal to the dividends that are paid on a share of Common Stock for a stated period of time.

    (k) "Employee" means any individual who is employed by the Company or an Affiliate.

    (l)  "Exchange Act" means the Securities Exchange Act of
1934, as amended.

    (m) "Fair Market Value" means the value of the Common Stock on the American Stock Exchange as of the close of the trading day.

    (n)  "Fiscal Year" means the calendar year.

    (o) "Incentive Stock Option" means any Option granted pursuant to the provisions of the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

    (p) "Non-Employee Board Member" means any member of the Board who is not also an Employee of the Company or an Affiliate.

    (q) "Nonstatutory Stock Option" means any Option granted pursuant to the provisions of the Plan that is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

    (r) "Option" means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Section VI(d) of the Plan. "Option Agreement" means the agreement between the Company and the Optionee that contains the terms and conditions pertaining to an Option.

    (s)  "Optionee" means an Employee or Non-Employee Board
Member who has received a grant of an Option pursuant to the provisions of the Plan.

    (t)  "Participant" means an Employee, or Non-Employee Board
Member, selected by the Committee to participate in the Plan.

    (u) "Performance Share" means a share of Common Stock awarded to a Participant pursuant to the provisions of Section
VI(f) of the Plan.

    (v)  "Plan" means this Long-Term Incentive Plan.

    (w)  "Plan Year" means the calendar year.

    (x) "Restricted Stock" means shares of Common Stock granted pursuant to VI(g) of the Plan. "Restricted Stock Award" means an Award granted pursuant to the provisions of Section VI(g) of the Plan. "Restricted Stock Agreement" means the agreement between the Company and the recipient of Restricted Stock that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

    (y)  "Rule 16b-3" means Rule 16b-3 promulgated under the
Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

    (z)  "San Jose Water Company" means the San Jose Water
Company, a California corporation and a wholly-owned subsidiary of the Company.

    (aa) "Service" means the provision of services to the Company or any Affiliate by a person as an Employee or to the Company as a Non-Employee Board Member.

    (bb) "Stock Appreciation Right" means a stock appreciation right granted to a Participant pursuant to the provisions of
Section VI(i) of the Plan.

    (cc) "Ten Percent Shareholder" means a person who owns, or is deemed to own pursuant to Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

III.  ADMINISTRATION

     (a) The Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board, as the Board may establish. In all areas not specifically reserved by the Board for its review and approval, decisions of the Committee concerning the Plan shall be binding on the Company and all Participants. At the discretion of the Board, the Committee may consist of not less than a sufficient number of "non-employee directors" so as to, qualify the Committee to administer the Plan as contemplated by Rule 16b-3. The Board may, from time to time, remove members from, or add members to, the Committee. The Board shall fill vacancies on the Committee, however caused. The Board shall appoint one of the members of the Committee as Chairman. The term "non-employee director" shall be interpreted pursuant to Rule 16b-3. The Compensation Committee of the Board shall serve as the Committee. The Board may at any time replace the Compensation Committee with another Committee. In the event that the Compensation Committee shall cease to satisfy the requirements of Rule 16b-3, the Board may, in its discretion, appoint another Committee that shall satisfy such requirements. The Board may appoint a subcommittee of the Board consisting of each Committee member who is an "outside director" for purposes of Section 162(m) of the Code to administer Awards under the Plan for the Chief Executive Officer and the four (4) most highly compensated officers of the Company (other than the Chief Executive Officer). If fewer than two (2) Committee members qualify as "outside directors," the Board may appoint one (1) or more other members to such subcommittee who do qualify as "outside directors" so that it consists of at least two (2) members who qualify as "outside directors" for purposes of Section 162(m) of the Code.

     (b) The Committee shall have the power and authority to adopt, amend, and rescind administrative guidelines, rules and regulations pertaining to the Plan, to set the terms and conditions of Awards and to interpret and rule on any questions pertaining to any provision of the Plan.

IV.	ELIGIBILITY AND LIMITATIONS ON AWARDS TO INDIVIDUALS

    (a) Officers of the Company and its Affiliates, other key Employees and Non-Employee Board Members shall be eligible for Awards granted under the terms of the Plan. The fact that an individual receives one Award under the Plan does not confer on such individual the right to receive additional Awards under the Plan. Neither the Plan nor any Award granted pursuant to the Plan shall be deemed to confer upon any Participant any right to continue as an Employee or Non-Employee Board Member. The Company and its Affiliates reserve the right to terminate the employment of any Employee at any time and for any reason or for no reason, subject to the terms of a written employment agreement executed by both parties thereto.

    (b) No Participant shall receive Awards covering an aggregate of more than one hundred thousand (100,000) shares of Common Stock in any calendar year; however, such limit will not include rights to acquire Restricted Stock, Performance Shares or stock bonuses which are not intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

V.  INCENTIVE AWARDS

    (a) The Committee shall designate those key Employees and Non-Employee Board Members who shall become Participants and shall designate the award level for each Plan Participant.

     (b) The Committee shall designate the manner in which each Participant's Award shall be allocated among Options, Dividend Units, Performance Shares, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights and the specific terms of the Participant's Award not specified under the Plan.

     (c) The Committee may condition the grant of Awards under the Plan upon the attainment of specified performance goals such as earnings per share, total shareholder return or return on capital employed, and may grant Awards in consideration of foregoing other Awards or items of compensation.

VI.  TYPES OF AWARDS

     (a) The following types of Awards may be granted under the terms of the Plan: Options (including Incentive Stock Options and Nonstatutory Stock Options), Performance Shares, Dividend Units, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights. The Committee, in its sole discretion, shall determine the types of Awards that shall be granted to each Participant under the Plan.

    (b) Options, Dividend Units, Performance Shares, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights granted to a Participant shall be communicated to the Participant at the time of grant. The actual number of Performance Shares earned shall be communicated to the Participant as soon as practicable after the end of a performance period.

    (c) Subject to the provisions of the Plan, the Committee shall determine the key Employees and Non-Employee Board Members to whom, and the time or times at which, Awards shall be granted or awarded; the number of shares subject to each Award; the applicable vesting schedule for each Award; Dividend Units or Performance Shares to be subject to each Award; the duration of each Award; the time or times within which Options or Stock Appreciation Rights may be exercised; the performance targets required to earn Performance Shares; the duration of the Dividend Units; and the other terms and conditions of Awards, pursuant to the terms of the Plan. The provisions and conditions of Awards need not be the same with respect to each Participant or with respect to each Award.

    (d) Options. The Committee may grant Incentive Stock Options or Nonstatutory Stock Options to a Participant; provided that Incentive Stock Options may be granted only to Employees. The terms of Options granted pursuant to the Plan shall be set forth in an Option Agreement. Options granted pursuant to the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan or with applicable law, as the Committee in its sole discretion shall deem desirable.

         (i) The price per share of an Incentive Stock Option or of a Nonstatutory Stock Option shall not be less than the Fair Market Value of the Common Stock on the date of the grant. The price per share of an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

         (ii) Options may be exercised with cash, stock, or a combination of cash and stock, provided that if shares acquired pursuant to the exercise of an Option are used, such shares shall be held by the Participant for a period of at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) before their tender to exercise additional Option shares. In accordance with the rules and procedures established by the Committee for this purpose, the Option may also be exercised through a "cashless exercise" procedure approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy withholding tax obligations related to the Option exercise.

         (iii)  No Option shall be for a term of more than ten
(10) years from the date of the grant. No Incentive Stock Option granted to a Ten Percent shareholder shall be for a term of more than five (5) years from the date of grant.

         (iv) No Option shall be transferable other than by will or by the laws of descent and distribution and during the lifetime of the Optionee, an Option shall be exercisable only by the Optionee and shall not be assignable or transferable. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Option, and that Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding such Option. Such beneficiary or beneficiaries shall take the transferred Option subject to all the terms and conditions of the applicable Option Agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee's death.

     (e) Dividend Units. The Committee may grant Dividend Units to a Participant in the Plan. Dividend Units may be granted alone or in tandem with specified Awards for a duration to be specified by the Committee at the time of grant.

         (i) A Dividend Unit is the right to receive payments equal to the aggregate dividends payable on a share of Common
Stock during the term of the Dividend Unit.

         (ii) Dividend Units may be paid immediately or may be deferred and may be payable either in cash or in the form of shares of Common Stock, as specified by the Committee.

         (iii) If Dividend Units are to be paid in the form of Common Stock, the number of shares into which cash dividend amounts are converted shall be based on the Fair Market Value of one share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value over some period of time, as the Committee shall specify.

    (f)  Performance Shares.  The Committee may grant Performance
Shares to Participants in the Plan.

         (i) At the time of the grant, the Committee shall determine:

              (A)  the performance period;

              (B) the performance criteria which the Committee may use are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value (including economic value added or shareholder value added), stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's Annual Report on Form 10-K or annual report to shareholders for the applicable year.

       (ii) At the end of the performance period, the Committee shall determine the level of performance versus the goal, and the portion of the Performance Shares, if any, which shall be payable to the Participants.

         (iii)  Shares earned shall be paid as soon as
practicable following the end of the performance period.

          (iv) Awards may be paid in cash or Common Stock, or any combination of or Common Stock in the sole discretion of the Committee.

    (g) Rights to Acquire Restricted Stock. Each Restricted Stock Agreement shall be in the form and shall contain such terms and conditions as the Committee shall deem appropriate. Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical. Each Restricted Stock Agreement shall include (through incorporation by reference in the Restricted Stock Agreement of the provisions of the Plan or otherwise) the substance of each of the following provisions. Subject to the provisions of the Plan, the Committee shall have complete authority in its sole discretion to determine the persons to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Committee may condition the grant of a Restricted Stock Award upon the performance of Service, specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or other such factors is the Committee may determine, in its sole discretion.

         (i)  The purchase price (if any) of Restricted Stock
Awards shall be not less than the amount required to be received by the Company in order to assure compliance with applicable state laws.

        (ii) The purchase price (if any) of Restricted Stock shall be paid either in cash at the time of purchase or in any form of legal consideration including Services, that may be acceptable to the Committee.

       (iii) Shares of Restricted Stock awarded under a Restricted Stock Agreement may, but need not, be subject to a vesting schedule to be determined by the Committee. Unless the Committee determines otherwise, no shares of Restricted Stock subject to a vesting schedule (or subject to performance goals) shall be issued under the Plan until such shares are vested and/or such performance goals have been met.

          (iv) In the event a Participant's Service with the Company or an Affiliate terminates, the Company may repurchase or otherwise reacquire any or a11 of the shares of Restricted Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Agreement.

           (v) Rights to acquire shares of Restricted Stock and Restricted Stock issued thereunder shall be transferable by the Participant only upon such terms and conditions as set forth in the Restricted Stock Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Agreement remains subject to the terms of the Restricted Stock Agreement.

    (h) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and be subject to such conditions as the Committee shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation hereof by reference in the agreement or otherwise) the substance of each of the following provisions. The Committee may condition the grant of a stock bonus upon the performance of specified performance goals (such as earnings per share, total shareholder return or return on capital employed) or other such factors as the Committee may determine, in its sole discretion.

          (i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

         (ii) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a vesting schedule to be determined by the Committee. No shares awarded under a stock bonus which are subject to a vesting schedule (or subject to performance goals) shall to issued under the Plan until such shares are vested and/or such performance goals have been met.

        (iii)  Termination of Service.  In the event a
Participant's Service with the Company or an Affiliate terminates, the Company may reacquire any or all of the shares of Common Stock granted to the Participant pursuant to the stock bonus agreement which have not yet vested as of the date of the termination of Service under the terms of the stock bonus agreement.

         (iv) Transferability. Rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, as long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

     (i) Stock Appreciation Rights. Stock Appreciation Rights may be granted alone or in tandem with other specified Awards. The terms of Stock Appreciation Rights granted pursuant to the Plan shall be set forth in a Stock Appreciation Rights Agreement or in an agreement governing a specified Award, if such Stock Appreciation Rights are granted in tandem with another Award. Stock Appreciation Rights granted pursuant to the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, or applicable law, as the Committee in its sole discretion shall deem desirable.

          (i)  A Stock Appreciation Right entitles the
Participant to receive a payment in cash or shares of Common Stock equal to the appreciation, if any, of one share of Common Stock of the Company between the grant date of such Stock Appreciation Right and the date of exercise of the Stock Appreciation Right. For these purposes, appreciation is defined as the difference between (a) the Fair Market Value of a share of Common Stock of the Company on the date of exercise of the Stock Appreciation Right and (b) the exercise price per Stock Appreciation Right (or accompanying Award).

         (ii) A Stock Appreciation Right shall become exercisable during such times and subject to such conditions as shall be determined by the Committee, in its sole discretion; provided, however, that a Stock Appreciation Right shall expire no later than ten (10) years from the date of grant and must be exercised, if at all, on or before such date.

VII.  SHARES RESERVED

      (a) The total number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Awards may not exceed three hundred thousand (300,000) shares (subject to adjustment as described in Section IX below).

      (b) If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full or without the issuance of the full number of shares subject to the Award, the shares of Common Stock not issued under such Award shall revert to and again become available for issuance under the Plan; provided, however, that shares underlying a Stock Appreciation Right that is paid in cash shall not be available for subsequent issuance under the Plan.

      (c) Common Stock may be issued from authorized but unissued shares or out of shares held in the Company's treasury, or both.

VIII.  MISCELLANEOUS

      (a) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee in any calendar year (under all plans of the Company and its parent and subsidiary corporations as defined in Section 424 of the Code) exceeds one hundred thousand dollars ($100,000), the Options or any portion thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

      (b)  Withholding.

          (i) To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of my tax withholding obligations that may arise by reason of such payment or distribution. The Company shall not be required to make such payment or distribution until such obligations are satisfied. The Company shall have the right to withhold from any compensation paid to the Participant.

          (ii) The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant's tax withholding obligations incident to an Award by having the Company withhold a portion of the shares that would be otherwise issued to the Participant. Such shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required by the rules of the Securities and Exchange Commission.

IX.  ADJUSTMENTS UPON CHANGES IN STOCK

    (a) In the event of a stock split, stock dividend, or other subdivision or combination of the Common Stock, the number of shares of Common Stock authorized under the Plan and the share limitations on Awards to individuals shall be adjusted proportionately. Similarly, in any event aforementioned, there will be a proportionate adjustment in the number and exercise price of shares of Common Stock subject to unexercised Options, Performance Shares, Dividend Units, rights to acquire Restricted Stock, stock bonuses and Stock Appreciation Rights.

    (b) The Committee may determine and set forth in each Award, either at the time of grant or by amendment thereafter, the effect, if any, that any change in beneficial ownership of stock, sale of stock or assets, merger, combination, spin-off, reorganization or other corporate transaction, or liquidation of the Company will have upon the term, exercisability and/or vesting of outstanding Awards. The effect may include acceleration in whole or in part of vesting and/or exercisability of Awards upon the occurrence of such an event or upon certain terminations of Service within a specified period following such an event. The grant of Awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

X.	AMENDMENT OF THE PLAN AND AWARDS

    (a) The Board may, at any time, and from time to time, amend the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of
Section 422 of the Code. The Board may, in it sole discretion, submit any other amendments to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    (b) Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant holding such Award consents in writing to such amendment.

    (c) The Committee may amend outstanding Awards, in its sole discretion; provided that except as permitted under Section IX(a), (i) no outstanding Award may be amended to lower the exercise price or may be canceled for the purpose of reissuing such Award to a Participant at a lower exercise price without the approval of the Company's shareholders and (ii) no such amendment shall impair the rights of the holder thereof unless he or she consents in writing to such amendment.

XI.  TERMINATION OR SUSPENSION OF THE PLAN

     The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Awards may be granted under the Plan when the Plan is suspended or after the Plan is terminated.

XII.  EFFECTIVE DATE OF PLAN

      The Plan became effective on March 6, 2002 and was approved by the shareholders on April 18, 2002.

XIII.  CHOICE OF LAW

       The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.
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